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[EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES]

(IN THOUSANDS EXCEPT RATIOS)

                                                                Year ended December 31
                                                     --------------------------------------------
                                                       1999     1998     1997     1996     1995
                                                     -------- -------- -------- -------- --------
Income (loss) from continuing operations before
  income taxes and extraordinary losses            $(156,499) $15,676   $47,131  $57,403  $44,002
Add fixed charges:
  Interest expense                                    10,082   10,165     6,489    6,083   10,889
  Amortization of issuance costs                          --       --        --       70       --
  Portion of rents representative
    of interest factor                                 3,225    2,515     2,150    1,850    1,625
                                                     -------- -------- -------- -------- --------
                                                      13,307   12,680     8,639    8,003   12,514
                                                     -------- -------- -------- -------- --------
Income (loss) as adjusted                          $(143,192) $24,208   $52,955  $63,452  $54,727
                                                     -------- -------- -------- -------- --------
                                                     -------- -------- -------- -------- --------
Fixed charges                                      $  13,307  $ 12,680  $ 8,639  $ 8,003  $12,514
                                                     -------- -------- -------- -------- --------
                                                     -------- -------- -------- -------- --------

Ratio of earnings (losses) to fixed charges            (10.8)      2.2      6.5      8.2      4.5
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